Ernie Barnes
(b. 1938 - 2009)



We exited another Barnes painting in 2023 for $600,000, delivering 20.3% total net returns to investors after just 76 days held. Past performance is not indicative of future returns.

INVESTMENT THESIS

Initial Offering Price
$361,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price


$0.6m
$0.4m
$0.2m
$0.0m
06
09
12
15
18
21
24

Price Appreciation of Similar Works
23.4%

Sharpe Ratio (2013-2023)	watch video
Ernie Barnes	Not enough data
S&P 500	1.07

0% Progress

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Ernie Barnes
(b. 1938 - 2009)

Why we like this offering

1. **Similar Sales Growth:** Similar paintings have appreciated at a rate of 64.3% in the last ten years ('17-'24), a rate significantly higher than the all time and five year growth rates (23.4% from '08-'24 and 26.8% from '22-'24).
2. **Recent Momentum:** Barnes has seen a recent expansion in his posthumous market. In '22, his painting Sugar Shack sold for $13 million, bringing new attention to his works at auction
3. **Previous Exit:** In December '23, we sold a Barnes painting that delivered 20.3% total net returns after just 76 days held. Past performance not indicative of future returns.
4. **Important Subject:** Pool hall scenes are an important, recurring subject for Barnes. A similarly-sized, more populated and boldly colored pool hall scene is Barnes' #3 top auction record.
5. **Celebrity Collectors:** Barnes is known for his placement in the collections of prominent celebrities including Eddie Murphy, Sylvester Stallone, Diana Ross, Kareem Abdul-Jabbar, and many others
6. **Museum Support:** Barnes's work has recently been promoted at museums including the High Museum, the Brooklyn Museum, and the San Francisco Museum of Modern Art.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$665,169	5	$13,000,000

Turnover by Year



23M
17.3M
11.5M
5.8M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned



Sold
Unsold
26
19.5
13
6.5
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$361,000**

Offering Circular **sec.gov/edgar**

Painting



BOXING

About Ernie Barnes

Ernie Barnes (b. 1938, North Carolina - d. 2009, California) is a former NFL player turned artist recognized for his lively paintings of everyday Black joy. Barnes played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos before a career-ending injury, which led him to pursue art full-time. He used his intimate knowledge of how the body moves from playing sports to capture the energy of figures in motion and defined his graceful elongated figurative style as “neo-mannerist.” His most famous work, The Sugar Shack (1976), was featured on the cover of Marvin Gaye’s I Want You album and in the sitcom Good Times.

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ERNIE BARNES

b. 1938 — d. 2009, UNITED STATES



$361,000

INITIAL OFFERING

23.4%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

42.0%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | 24 × 48 in.

Ernie Barnes is a former NFL player turned artist recognized for his lively paintings of everyday Black joy.

The Artwork is a prime example of Ernie Barnes' pool hall scenes, an important, recurring subject for the artist. Creating visual representations of community was important to Ernie Barnes and his artistic practice. His pool hall scenes capture his experience of the Black community in North Carolina. Ernie Barnes' pool hall scenes are characterized by their dramatically lit billiards tables, brown color palettes, and exaggerated, elongated players, all present in the Artwork. The Artwork is a horizontal interior scene of men playing pool in the corner of a smokey pool hall with posters for boxing and wrestling matches, closed blinds, and wooden floors and furniture. While one man leans over the brightly lit billiard table with his cue stick, three men watch him. One of these men leans back, smoking a cigarette, while the other two appear more engaged in the player's next move. To the far right, another man sleeps through the scene in a chair, his mouth fully agape. In the front and center of the scene a hound dog curls up, also fast asleep. A similar in scale, more populated and boldly colored pool hall scene, Main Street Pool Hall (1978), is Ernie Barnes' third top auction record. Auction records for artworks similar in scale and style are led by The Winning Shot (1970), which sold for $592,200 at Christie's New York on May 12, 2023, followed by The Master Table (1969), which sold for $478,800 at Christie's New York on November 10, 2023, and Pool Hall (c. 1975), which sold for $318,000 at Bonhams New York on November 20, 2024. The Artwork previously sold at Abell auction in 1983 and again on September 25, 2022, with a hammer price of $230,000.

The Estate of Ernie Barnes is represented by Ortuzar Projects. Despite Ernie Barnes' success as a sports artist during his lifetime, he did not achieve institutional recognition or mainstream success in the art market until more recently. From 2018 to 2019, a retrospective of Barnes' work traveled from the California African American Museum to the North Carolina Museum of History. In 2020, UTA Artist Space in Los Angeles also mounted a comprehensive survey of the artist titled Liberating

THE ARTIST'S AUCTION RECORDS ARE LED BY THE SUGAR SHACK (1976), WHICH SOLD FOR $15,275,000 AT CHRISTIE'S NEW YORK ON MAY 12, 2022, FOLLOWED BY STORM DANCE (1977), WHICH SOLD FOR $2,340,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2022, AND MAIN STREET POOL HALL (1978), WHICH SOLD FOR $1,808,154 (£1,482,000) AT CHRISTIE'S LONDON ON JUNE 28, 2022.

Humanity from Within. His work is now represented in the numerous public collections, including the African American Museum in Philadelphia, California African American Museum in Los Angeles, the Pro Football Hall of Fame in Canton, Ohio, BYU Museum of Art in Provo, Utah, North Carolina Central University Art Museum in Durham, the American Sport Art Museum and Archives in Daphne, Alabama, among many others. Barnes' auction market is characterized by a low level of auction volume based on $9.8 million in total sales over the previous year ending on December 31, 2023, based on publicly available auction records as tracked by third-party data sources. The artist's auction records are led by The Sugar Shack (1976), which sold for $15,275,000 at Christie's New York on May 12, 2022, followed by Storm Dance (1977), which sold for $2,340,000 at Christie's New York on May 13, 2022, and Main Street Pool Hall (1978), which sold for $1,808,154 (£ 1,482,000) at Christie's London on June 28, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[2]


592200
478800
318000
287500
277575
252000
215900
126000
19200
14400
1/1/2010
1/1/2015
1/1/2020
1/1/2025
Implied Historical Growth

Ernie Barnes (b. July 15, 1938, Durham, North Carolina, d. April 27, 2009, Los Angeles, California) is a former NFL player turned artist recognized for his lively paintings of everyday Black joy. Born at the height of Jim Crow, Barnes could not visit museums as a child; however, he developed an early interest in art history by reading books at the house of a prominent attorney where his mother managed the household staff. Barnes kept a sketchbook throughout school and studied painting at the North Carolina College at Durham (now North Carolina Central University) while he attended on a full scholarship to play football. He was drafted to the NFL in 1959 and played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos. After a career-ending injury in 1965, he decided to pursue art full-time. Sonny Werblin, then owner of the New York Jets, was so impressed by Barnes' talent that he retained the artist as a salaried athlete to paint rather than play for his team. In 1966, Werblin hosted Barnes' first solo exhibition at the Grand Central Arts Gallery in New York. Barnes used his intimate knowledge of how the body moves from playing sports to capture the energy of figures in motion. He painted from memory and defined his graceful elongated figurative style as "neo-mannerist." His most famous work, The Sugar Shack (1976), was featured on the cover of Marvin Gaye's I Want You album and in the sitcom Good Times. He successfully combined his passions for sports and art, creating numerous commissions for the NBA, NFL, and other athletic organizations, which earned him the first Sports Artist of the Year award from the United States Sports Academy in 1985 and America's Best Painter of Sports award from the American Sport Art Museum and Archives in 2004. In 1990, he was awarded an honorary doctorate of fine arts from North Carolina Central University and in 1999, the University of North Carolina Board of Governors honored him with the University Award. Barnes passed away on April 27, 2009, in Los Angeles, California.




ERNIE BARNES

ERNIE BARNES



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Ernie Barnes with the following criteria: Works on canvas of pool players that measure between 20 inches by 30 inches in height and 30 inches by 50 inches in width, excluding works with single figure, works without confirmed images or sale prices. The set also excludes Main Street Pool Hall and Evening Before the Show for quality. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Ernie Barnes have a record price compound annual growth rate ("CAGR") of 42.0% from October 19, 1999 to June 30, 2024. This calculation is based on (i) a record price of $2,250 on October 19, 1999 the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $13,000,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.